Exhibit 99.1

May 25, 2004	PR04-05

CANYON RESOURCES REPORTS FIRST QUARTER FINANCIAL RESULTS

     GOLDEN, CO — Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced a net loss of $5.7 million, or $0.22 per share, for the three months ended March 31, 2004, compared to a restated net loss of $1.9 million, or $0.10 per share, for the comparable period of 2003. The prior period results have been restated to give effect to adjustments related to accounting for the Company’s stock option plans using variable plan accounting. This accounting method requires a mark-to-market calculation each reporting period of the Company’s outstanding stock option grants to expense fully vested options and amortize to expense partially vested options, the excess of the market price of the Company’s common stock over the option price. This accounting is required because the Company had allowed option holders to exercise options by surrendering shares underlying vested but unexercised options in payment of the option exercise price. The adjustment, a non-cash expense, increased the Company’s net loss in the first quarter of 2003 by approximately $0.04 million, or $0.01 per share, and impacted the current period net loss by approximately $1.3 million, or $0.05 per share. The Company anticipates shortly filing an amended 2003 Form 10-K reflecting the restatement using variable plan accounting. There was no effect on the Company’s cash position, liquidity, or shareholders’ equity as a result of using this method of accounting.

     Revenues during the first quarter of 2004 were $1.7 million compared to $3.9 million for the same period of 2003. The Company had cash and cash equivalents of $9.3 million at March 31, 2004.

     Gold production from the Briggs Mine during the first quarter of 2004 was 5,681 ounces, and sales were 4,540 ounces of gold at an average price of $383 per gold ounce. For the comparable period of 2003, gold production was 12,764 ounces and sales were 12,550 ounces of gold and 4,300 ounces of silver at an average realized price of $307 per equivalent gold ounce. The New York Commodity Exchange (COMEX) gold price averaged $409 and $352 per ounce for the three months ended March 31, 2004 and 2003, respectively.

     During the first quarter of 2004, revenues declined 55% from the prior period, due to lower production levels. In April 2004, all mining ceased at the Briggs Mine and leaching is expected to continue with gold recovery into 2005. The Company’s results of operations reflect a higher net loss in 2004 as the improvement in price realizations was more than offset by lower aggregate revenues and higher unit costs of sales. For the entire year of 2004, the Briggs Mine is expected to produce approximately 30,000 ounces of gold at cash operating costs of approximately $220/oz.

     In addition to producing gold from its Briggs Mine in California, Canyon owns the Seven-Up Pete Venture which has invested $75 million in the 10.9 million ounce McDonald Gold Project in Montana, which is constrained from current development by the anti-mining initiative, I-137. The Company has filed suit against the State of Montana seeking to overturn I-137 or to obtain a damage award, which could be as much as $500 million, for the lost value of the Seven-Up Pete properties, including the McDonald Gold Project. A proposed new initiative, I-147, if qualified for the ballot and enacted by a vote of the citizens on November 2, 2004, would allow the use of cyanide recovery at open-pit gold mines with appropriate engineering practices and environmental safeguards. The I-147 campaign website is available at www.yeson147.com.

(See Table on Reverse Side)

Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, SEE www.canyonresources.com OR CONTACT:

Richard H. De Voto, President            or            Gary C. Huber, Vice President-Finance (303) 278-8464

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Canyon Resources Corporation & Subsidiaries
Summarized Financial and Production Information
(Unaudited)

	Three months ended March 31,
	2004	2003
		(Restated)
STATEMENT OF OPERATIONS
Revenue	$1,737,500	$3,862,600
Cost of sales	3,821,000	3,633,600
Depreciation, depletion & amortization	1,610,700	2,084,600
Selling, general & administrative	1,721,600	439,100
Exploration and development costs	378,400	225,000
Accretion expense	43,300	46,500
Gain on asset disposals	—	76,300
Other income (expense), net	115,000	573,000
Cumulative effect of change in accounting principle	—	(11,700)

Net loss	($5,722,500)	($1,928,600)

Net loss per share	($ 0.22)	($ 0.10)

Weighted average shares outstanding	26,377,900	20,300,500

CASH FLOW
Cash & cash equivalents, beginning of year	$ 4,139,800	$ 430,800
Net cash used in operating activities	(2,375,100)	(608,400)
Net cash provided by (used in) investing activities	(381,200)	117,400
Issuance of stock, net	7,947,700	26,000
Proceeds from sale of debentures	—	3,299,000
Payments on debt & other obligations	(4,900)	(1,705,600)

Cash & cash equivalents, end of period	$ 9,326,300	$ 1,559,200

BALANCE SHEET

	Mar. 31, 2004	Dec. 31, 2003
		(Restated)
Assets
Current assets	$18,905,400	$9,503,400
Noncurrent assets	21,086,300	26,904,200

Total assets	$39,991,700	$36,407,600

Liabilities & Stockholders’ Equity
Current liabilities	$7,401,400	$4,615,900
Notes payable — long term	—	2,674,000
Other noncurrent liabilities	3,325,800	3,404,800
Stockholders’ equity	29,264,500	25,712,900

Total liabilities & stockholders’ equity	$39,991,700	$36,407,600

PRODUCTION & SALES DATA

	Three months ended March 31,
	2004	2003
Gold production (oz)	5,681	12,764
Gold sales (oz)	4,540	12,550
Per ounce amounts:
- Average realized price	$383	$307
- Average market price (COMEX)	$409	$352

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